Exhibit 99.1

Contact:	Monica Martines (216) 441-7346
Cherie Skoczen (216) 429-5194

For release Tuesday, August 14, 2007 - 9:00 a.m.

TFS Financial Corporation Announces Third Quarter Financial Results

(Cleveland, OH – August 14, 2007) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced third quarter and nine months results for the periods ended June 30, 2007.

Financial Highlights

The Company reported a net loss of $17.3 million for the three months ended June 30, 2007, compared to net income of $14.7 million for the three months ended June 30, 2006. The Company also reported net income of $10.6 million for the nine months ended June 30, 2007 compared to net income of $48.3 million for the nine months ended June 30, 2006. The Company’s results of operations were negatively impacted by a $55 million pre-tax charitable contribution expense to establish the Third Federal Foundation (the “Foundation”), and were positively impacted by the investment of stock subscription proceeds received in the Company’s initial public offering.

At June 30, 2007, the Company had assets of $10.02 billion; deposits of $7.82 billion and shareholder equity of $1.96 billion.

Comparison of Operating Results

Interest Income.

Interest income increased $16.2 million, or 13%, to $140 million for the three months ended June 30, 2007 from $124 million for the three months ended June 30, 2006. The increase in interest income resulted from increases in interest income on federal funds sold and on mortgage-backed securities.

Interest income on federal funds sold was $15.4 million for the three months ended June 30, 2007, compared to $11 thousand for the three months ended June 30, 2006. The increase resulted from our maintaining higher levels of liquid assets during the three months ended June 30, 2007, as our average balance of federal funds sold was $1.17 billion for the three months ended June 30, 2007 compared to $904 thousand for the three months ended June 30, 2006. The higher average balances resulted from the combined effect of significant loan sales during the fourth quarter of fiscal 2006 and the proceeds of our stock offering which was competed in April 2007. The average yield on federal funds sold increased 37 basis points to 5.24% for the three months ended June 30, 2007 from 4.87% for the three months ended June 30, 2006, primarily as a result of increases in market interest rates.

Interest income on mortgage-backed securities increased $5.9 million, to $7.2 million for the three months ended June 30, 2007, compared to $1.3 million for the three months ended June 30, 2006. The increase resulted primarily from increased balances and to a lesser extent, increased average rates of interest. The increase in balances resulted from the reinvestment of proceeds from sales of first mortgage loans during the fourth quarter of fiscal 2006, our public offering and the receipt of funds from new savings deposits. In addition, the average yield on mortgage-backed securities increased 63 basis points to 5.46% for the three months ended June 30, 2007 as compared to 4.83% for the three months ended June 30, 2006, due principally to increases in market interest rates.

Interest income increased $34.5 million, or 10%, to $392 million for the nine months ended June 30, 2007 from $358 million for the nine months ended June 30, 2006. The increase in interest income resulted from both a higher level of interest earning assets in most categories as well as higher average yields in all categories, as more fully discussed below.

Interest income on federal funds sold was $26.9 million for the nine months ended June 30, 2007, compared to $20 thousand for the nine months ended June 30, 2006. The increase resulted from our maintaining higher levels of liquid assets during the nine months ended June 30, 2007, as our average balance of federal funds sold was $685 million for the nine months ended June 30, 2007 compared to $580 thousand for the nine months ended June 30, 2006. The higher average balances resulted from the combined effect of significant loan sales during the fourth quarter of fiscal 2006 and the proceeds of our stock offering, which was competed in April 2007. The average yield on federal funds sold increased 64 basis points to 5.24% for the nine months ended June 30, 2007 from 4.60% for the nine months ended June 30, 2006, primarily as a result of increases in market interest rates.

Interest income on mortgage-backed securities increased $8.9 million, to $13.1 million for the nine months ended June 30, 2007, compared to $4.1 million for the nine months ended June 30, 2006. The increase resulted primarily from increased balances and to a lesser extent, increased average rates of interest. The increase in balances resulted from the reinvestment of proceeds from our public stock offering as well as proceeds from sales of first mortgage loans and the receipt of funds from new savings deposits. The increased average rates of interest reflected the general trend of market interest rates.

Interest income on loans decreased $1.8 million, or 0.5%, to $348 million for the nine months ended June 30, 2007, compared to $349 million for the nine months ended June 30, 2006. The decrease reflected the reduced interest income derived from smaller average balances which exceeded the beneficial impact of increasing interest rates, particularly on the variable rate equity line of credit loans. The smaller average balance was due primarily to the sales of fixed-rate mortgage loans as part of our management of interest rate risk.

Interest Expense.

Interest expense increased $13.2 million, or 18%, to $87.3 million for the three months ended June 30, 2007 from $74.1 million for the three months ended June 30, 2006. The increase in interest expense resulted from increases in interest expense in each category of deposits and was partially offset by a decrease in interest expense on Federal Home Loan Bank advances.

Interest expense on NOW accounts increased $2.6 million, or 19%, to $16.5 million for the three months ended June 30, 2007 from $13.8 million for the three months ended June 30, 2006. The increase was caused primarily by a 43 basis point increase in the average rate we paid on NOW accounts to 4.08% for the three months ended June 30, 2007 from 3.65% for the three months ended June 30, 2006. We increased rates on deposits in response to increases in market interest rates. In addition, the average balance of NOW accounts increased $100 million, or 7%, to $1.6 billion for the three months ended June 30, 2007 from $1.5 billion for the three months ended June 30, 2006. The increase in NOW accounts reflects our customers’ pursuit of higher interest-paying deposit products during a period of rising market interest rates.

Interest expense on passbook savings and subscription proceeds increased $5.4 million, to $6.3 million for the three months ended June 30, 2007 from $0.9 million for the three months ended June 30, 2006. The increase was caused by a combination of (1) a 180 basis point increase in the average rate we paid on these accounts to 2.73% for the three months ended June 30, 2007 from 0.93% for the three months ended June 30, 2006; and (2) a $548 million increase in the average balance of these accounts to $920 million for the three months ended June 30, 2007 from $372 million for the three months ended June 30, 2006. The increases in both average rate and average balance resulted primarily from the introduction in early March 2007 of a new high yield savings account that offers depositors a yield of up to 5.10%. This yield has remained unchanged since March. The impact of subscription proceeds on interest expense was relatively modest ($0.5 million) for the three months ended June 30, 2007 with, of course, no impact during the three months ended June 30, 2006. We increased rates on deposits in response to increases in market interest rates.

The increases in the balances of high yield checking and high yield savings accounts reflect our belief that these types of deposits provide a stable source of funds that re-price in a manner similar to our equity loan products and therefore assist us in managing interest rate risk.

Interest expense on certificates of deposit increased $8.5 million, or 15%, to $64.3 million for the three months ended June 30, 2007 from $55.8 million for the three months ended June 30, 2006. Substantially all of the increase was caused by a 60 basis point increase in the average rate we paid on certificates of deposit to 4.76% for the three months ended June 30, 2007 from 4.16% for the three months ended June 30, 2006. We increased rates on deposits in response to increases in market interest rates. The average balance of certificates of deposit increased by $34.7 million, or less than 1%, to $5.40 billion for the three months ended June 30, 2007 from $5.37 billion for the three months ended June 30, 2006.

Interest expense on Federal Home Loan Bank advances decreased $3.4 million to $310 thousand for the three months ended June 30, 2007, from $3.7 million for the three months ended June 30, 2006. The decrease was caused by a decrease in our average balance of Federal Home Loan Bank advances. The average balance decreased $342 million to $25 million for the three months ended June 30, 2007 from $367 million for the three months ended June 30, 2006. Throughout the fiscal year ended September 30, 2006, we repaid nearly all of our Federal Home Loan Bank advances, without incurring prepayment penalties.

Interest expense increased $42.3 million, or 20%, to $251 million for the nine months ended June 30, 2007 from $209 million for the nine months ended June 30, 2006. The increase in interest expense resulted from increases in interest expense in each category of deposits, partially offset by a decrease in interest expense on Federal Home Loan Bank advances.

Interest expense on NOW accounts increased $14.9 million, or 41%, to $50.9 million for the nine months ended June 30, 2007 from $36.1 million for the nine months ended June 30, 2006. The increase was caused primarily by a 73 basis point increase in the average rate we paid on NOW accounts to 4.09% for the nine months ended June 30, 2007 from 3.36% for the nine months ended June 30, 2006. We increased rates on deposits in response to increases in market interest rates. In addition, the average balance of NOW accounts increased $230 million, or 16%, to $1.7 billion for the nine months ended June 30, 2007 from $1.4 billion for the nine months ended June 30, 2006. The increase in NOW accounts reflects our customers’ pursuit of higher interest-paying deposit products during a period of rising market interest rates.

Interest expense on passbook savings and subscription proceeds increased $5.6 million, to $8.3 million for the nine months ended June 30, 2007 from $2.7 million for the nine months ended June 30, 2006. The increase was caused by a combination of (1) a 105 basis point increase in the average rate we paid on these accounts to 1.98% for the nine months ended June 30, 2007 from 0.93% for the nine months ended June 30, 2006; and (2) a $168 million increase in the average balance of these accounts to $560 million for the nine months ended June 30, 2007 from $392 million for the nine months ended June 30, 2006. The increases in both average rate and average balance resulted primarily from the introduction in early March 2007 of a new high yield savings account that offers depositors a yield of up to 5.10%. This yield has remained unchanged since March. The impact of subscription proceeds on interest expense was relatively modest ($0.7 million) for the nine months ended June 30, 2007 with, of course, no impact during the nine months ended June 30, 2006. We increased rates on deposits in response to increases in market interest rates.

The increases in the balances of high yield checking and high yield savings accounts reflect our belief that these types of deposits provide a stable source of funds that re-price in a manner similar to our equity loan products and therefore assist us in managing interest rate risk.

Interest expense on certificates of deposit increased $30.3 million, or 19%, to $191 million for the nine months ended June 30, 2007 from $161 million for the nine months ended June 30, 2006. Substantially all of the increase was caused by a 65 basis point increase in the average rate we paid on certificates of deposit to 4.66% for the nine months ended June 30, 2007 from 4.01% for the nine months ended June 30, 2006. We increased rates on deposits in response to increases in market interest rates. The average balance of certificates of deposit increased by $121 million, or 2%, to $5.5 billion for the nine months ended June 30, 2007 from $5.3 billion for the nine months ended June 30, 2006.

Interest expense on borrowed funds, which are comprised entirely of Federal Home Loan Bank advances, decreased $8.5 million, to $933 thousand for the nine months ended June 30, 2007 from $9.4 million for the nine months ended June 30, 2006. The decrease was caused by a decrease in our average balance of Federal Home Loan Bank advances. The average balance decreased $305 million to $25 million for the nine months ended June 30, 2007 from $330 million for the nine months ended June 30, 2006. During the fiscal year ended

September 30, 2006, we repaid nearly all of our Federal Home Loan Bank advances, without incurring prepayment penalties.

Net Interest Income.

Net interest income increased by $3.0 million, or 6%, to $52.8 million for the three months ended June 30, 2007 from $49.8 million for the three months ended June 30, 2006. The increase resulted primarily from interest income earned on the proceeds from our public offering. While net interest income increased during the quarter, we nevertheless experienced a further compression of our interest rate spread and our net interest margin. Our interest rate spread decreased 48 basis points to 1.50% for the three months ended June 30, 2007 from 1.98% for the three months ended June 30, 2006, and our net interest margin decreased 14 basis points to 2.22% for the three months ended June 30, 2007 from 2.36% for the three months ended June 30, 2006. The decreases in our interest rate spread and net interest margin are consistent with flat or inverted U.S. Treasury yield curves. From June 30, 2004 to June 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. Since June 30, 2006, the target rate has remained unchanged at 5.25%. While short-term market interest rates (which we generally use as a guide to price our deposits) have increased, longer-term market interest rates (which we generally use as a guide to price our longer-term loans) have not increased to the same degree. The compression in our net interest margin was partially offset by an increase in net interest-earning assets, which resulted primarily from the net proceeds of our public offering. Our net interest-earning assets increased $727 million, to $1.55 billion for the three months ended June 30, 2007 from $824 million for the three months ended June 30, 2006.

Net interest income decreased by $7.8 million, or 5%, to $141 million for the nine months ended June 30, 2007 from $149 million for the nine months ended June 30, 2006. The decrease resulted from the compression of our interest rate spread and our net interest margin, as our interest rate spread decreased 46 basis points to 1.59% for the nine months ended June 30, 2007 from 2.05% for the nine months ended June 30, 2006, and our net interest margin decreased 26 basis points to 2.14% for the nine months ended June 30, 2007 from 2.40% for the nine months ended June 30, 2006. The decreases in our interest rate spread and net interest margin are consistent with an inverted U.S. Treasury yield curve. From June 30, 2004 to June 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. From June 30, 2006 through June 30, 2007 the target rate has remained at 5.25%. While short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. The compression in our net interest margin was partially offset by an increase in net interest-earning assets which resulted primarily from the net proceeds of our public stock offering. Our net interest-earning assets increased $323 million, to $1.11 billion for the nine months ended June 30, 2007 from $786 million for the nine months ended June 30, 2006.

Provision for Loan Losses.

Our provision for loan losses was $2.1 million for the three months ended June 30, 2007 and $1.0 million for the three months ended June 30, 2006. The provisions recorded reflected net chargeoffs of $1.1 million and $1.1 million for the three months ended June 30, 2007 and 2006, respectively. The allowance for loan losses was $23.8 million, or 0.30% of total loans receivable at June 30, 2007, compared to $19.3 million, or 0.25% of total loans receivable, at June 30, 2006. We increased the allowance for loan losses to reflect an increase in non-performing loans from June 30, 2006 to June 30, 2007. Nonperforming loans increased by $23.4 million to $95.9 million, or 1.22% of total loans, at June 30, 2007 from $72.5 million, or 0.93% of total loans, at June 30, 2006. The increase in nonperforming loans occurred primarily in our one- to four-family residential real estate mortgage loan portfolio, and included a $14.6 million increase in non-performing loans originated through our Home Today program, which was established in 2000. Through our Home Today program, we offer loans with our standard terms to borrowers who might not otherwise qualify for such loans. To qualify for our Home Today program, a borrower must complete financial management education and counseling and must be referred to us by a sponsoring organization with whom we have partnered as part of the program. Of our nonperforming loans, we had previously reported that we had one impaired loan with a principal balance of $2.3 million. During the quarter ended June 30, 2007 that loan was restructured into two loans. One loan of $1.7 million is performing as agreed. The second loan of $0.6 million is fully reserved.

Our provision for loan losses was $6.35 million for the nine months ended June 30, 2007 and $2.95 million for the nine months ended June 30, 2006. The provisions recorded reflected net chargeoffs of $3.2 million and $2.3 million for the nine months ended June 30, 2007 and 2006, respectively. The allowance for loan losses was $23.8 million, or 0.30% of total loans receivable, at June 30, 2007, compared to $19.3 million, or 0.25% of total loans receivable, at June 30, 2006. We increased the allowance for loan losses to reflect an increase in non-performing loans from June 30, 2006 to June 30, 2007. Nonperforming loans increased by $23.4 million to $95.9 million, or 1.22% of total loans, at June 30, 2007 from $72.5 million, or 0.93% of total loans, at June 30, 2006. The increase in nonperforming loans occurred almost entirely in our one- to four-family residential real estate mortgage loan portfolio, and included a $14.6 million increase in non-performing loans originated through our Home Today program. Of our nonperforming loans, we had previously reported that we had one impaired loan with a principal balance of $2.3 million. During the quarter ended June 30, 2007 that loan was restructured into two loans. One loan of $1.7 million is performing as agreed. The second loan of $0.6 million is fully reserved.

Non-Interest Income.

Non-interest income increased $12.6 million to $14.2 million for the three months ended June 30, 2007 from $1.6 million for the three months ended June 30, 2006. The increase was primarily caused by our recognizing losses of $0.6 million on loan sales for the three months ended June 30, 2007, compared to losses of $9.2 million on loan sales for the three months ended June 30, 2006. Additionally, a gain of $3.2 million was recognized in connection with the sale during the three months ended June 30, 2007, of a commercial office building owned by our subsidiary, Hazelmere California Limited Partnership (Hazelmere), a company that invests in commercial office buildings and leases them to unaffiliated parties.

Non-interest income increased $26.2 million to $37.7 million for the nine months ended June 30, 2007 from $11.5 million for the nine months ended June 30, 2006. The increase was primarily caused by our recognizing losses of $1.0 million on loan sales for the nine months ended June 30, 2007, compared to $18.7 million of such losses for the nine months ended June 30, 2006. The increase was also caused by an increase in net income on private equity investments of $3.5 million, to $4.6 million for the nine months ended June 30, 2007 from $1.2 million for the nine months ended June 30, 2006. This increase reflected gains from private equity fund investments. Additionally, the other category of non-interest income increased $3.1 million, to $10.5 million for the nine months ended June 30, 2007, from $7.4 million for the nine months ended June 30, 2006. This increase was due to a $3.2 million gain recognized in connection with the sale, during the three months ended June 30, 2007, of a commercial office building owned by our Hazelmere subsidiary, a company that invests in commercial office buildings and leases them to unaffiliated parties.

Non-Interest Expense.

Non-interest expense increased $60.0 million, to $88.7 million for the three months ended June 30, 2007 from $28.6 million for the three months ended June 30, 2006. The increase resulted from a number of factors, the most significant of which was the $55.0 million contribution expense incurred in conjunction with the formation of the Foundation as contemplated as a part of our public offering. The remainder of the increases occurred in the areas of salaries and employee benefit expense, marketing, and other operating expenses.

Salaries and employee benefits expense increased $3.0 million, or 20%, to $18.0 million for the three months ended June 30, 2007 from $14.9 million for the three months ended June 30, 2006. This increase is related primarily to $2.5 million of expense for the three months ended June 30, 2007 that resulted from the funding of our employee stock ownership plan, with the remainder reflective of normal employee salary adjustments. No employee stock ownership plan expense was recognized during the three months ended June 30, 2006.

Expenses associated with our marketing services increased $561 thousand, or 20%, to $3.4 million for the three months ended June 30, 2007 from $2.8 million for the three months ended June 30, 2006 due primarily to new programs undertaken to promote our equity line of credit product.

Office property and equipment expenses increased $578 thousand, or 13%, to $5.0 million for the three months ended June 30, 2007, from $4.4 million for the comparable period in fiscal 2006, due primarily to costs associated with normal technology-related infrastructure upgrades.

Contribution expense of $55.0 million, related to the formation of the Foundation in conjunction with our public stock offering in April 2007, was incurred during the three months ended June 30, 2007.

Other operating expenses increased $1.0 million, or 20%, to $5.9 million for the three months ended June 30, 2007 from $4.9 million for the three months ended June 30, 2006. Of the changes in this category, the largest was an increase of $612 thousand during the three months ended June 30, 2007 in expenses, disposition costs and losses associated with real estate owned parcels, followed by an increase of $222 thousand during the three months ended June 30, 2007 in costs related to our conversion to a public company.

Non-interest expense increased $69.1 million, or 80%, to $155 million for the nine months ended June 30, 2007 from $86 million for the nine months ended June 30, 2006. The increase resulted primarily from the $55 million charitable contribution to the Foundation made in conjunction with our public stock offering in April 2007 and to a lesser extent from increases in salaries and employee benefit expense, in marketing expenses and in other operating expenses.

Salaries and employee benefits expense increased $8.3 million, or 18%, to $54.3 million for the nine months ended June 30, 2007 from $46.0 million for the nine months ended June 30, 2006. This increase is related primarily to $7.2 million of expense for the nine months ended June 30, 2007 that resulted from the funding our employee stock ownership plan, with the remainder reflective of normal employee salary adjustments. No employee stock ownership plan expense was recognized during the nine months ended June 30, 2006.

Expenses associated with our marketing services increased $2.1 million, or 26%, to $10.1 million for the nine months ended June 30, 2007 from $8.0 million for the nine months ended June 30, 2006 due primarily to new programs undertaken to promote our equity line of credit product.

Contribution expense of $55.0 million, related to the formation of the Foundation in conjunction with our public stock offering in April 2007, was incurred during the nine months ended June 30, 2007.

Other operating expenses increased $3.2 million, or 23%, to $17.0 million for the nine months ended June 30, 2007 from $13.8 million for the nine months ended June 30, 2006. Of the changes in this category, the largest was an increase of $1.6 million during the nine months ended June 30, 2007 when compared to the nine months ended June 30, 2006 in the expenses, disposition costs and losses associated with real estate owned parcels, and an increase of $518 thousand during the nine months ended June 30, 2007 in legal and professional fees reflecting the cost of preparing the organization for the reporting and disclosure requirements of a public company.

Income Tax Expense.

For the three months ended June 30, 2007, we recognized an income tax benefit of $6.5 million, or 27.5% of our loss before income taxes as compared to an income tax provision of $7.0 million, or 32.2% of earnings before income taxes for the three months ended June 30, 2006. Our provision for income taxes adjusts our cumulative income tax expense in accordance with our expectations for the full fiscal year. Our current estimate for the fiscal year ending September 30, 2007, is that our effective income tax rate will be 39.5%. This rate reflects the beneficial impact of our ownership of bank-owned life insurance, which is more than offset by our current estimate that a valuation allowance will be required with respect to the deferred tax asset generated by the charitable contribution expense carryforward that resulted from our contribution to the Foundation. For financial statement purposes, the entire $55 million contribution has been recognized as an expense during the three months ended June 30, 2007. However, under current Federal income tax regulations, charitable contribution deductions are limited to 10% of taxable income. Accordingly, our $55 million contribution will create a carryforward for income tax purposes and a deferred tax asset for financial statement purposes. Our current estimate is that a $4.0 million deferred tax valuation allowance will be required at September 30, 2007, and this valuation allowance adversely impacts our estimated annual effective tax rate. For the first nine months of the fiscal year ended September 30, 2006, our effective tax rate of 32.5% reflected the statutory rate of 35.0% adjusted for the beneficial impact of our ownership of bank owned life insurance. No deferred tax asset valuation reserves were required at June 30, 2006.

The provision for income taxes was $6.9 million for the nine months ended June 30, 2007, compared to $23.2 million for the nine months ended June 30, 2006, reflecting a decrease in pre-tax income between the nine-month periods. Our effective tax rate was 39.5% for the nine months ended June 30, 2007 as compared to 32.5% for the nine months ended June 30, 2006. Our provision for income taxes adjusts our cumulative income tax expense in accordance with our expectations for the full fiscal year. Our current estimate for the fiscal year ending September 30, 2007, is that our effective income tax rate will be 39.5%. This rate reflects the beneficial impact of our ownership of bank-owned life insurance, which is more than offset by our current estimate that a valuation allowance will be required with respect to the deferred tax asset generated by the charitable contribution expense carryforward that resulted from our contribution to the Foundation. For financial statement purposes, the entire $55 million contribution has been recognized as an expense during the nine months ended June 30, 2007. However, under current Federal income tax regulations, charitable contribution deductions are limited to 10% of taxable income. Accordingly, our $55 million contribution will create a carryforward for income tax purposes and a deferred tax asset for financial statement purposes. Our current estimate is that a $4.0 million deferred tax valuation allowance will be required at September 30, 2007, and this valuation allowance adversely impacts our estimated annual effective tax rate. For the first nine months of the fiscal year ended September 30, 2006, our effective tax rate of 32.5% reflected the statutory rate of 35.0% adjusted for the beneficial impact of our ownership of bank owned life insurance. No deferred tax asset valuation reserves were required at June 30, 2006.

Comparison of Financial Condition at June 30, 2007 and September 30, 2006

Total assets increased $1.42 billion, or 17%, to $10.02 billion at June 30, 2007 from $8.60 billion at September 30, 2006. The growth in our assets was funded principally by the net proceeds of our stock offering, $886 million, which was completed on April 20, 2007, and to a lesser extent by a $420 million increase in deposits.

Cash and cash equivalents (cash and due from banks, federal funds sold and interest-bearing deposits) increased $854 million, or more than threefold, to $1.11 billion at June 30, 2007 from $253 million at September 30, 2006. Consistent with the increase in total assets, the increase in cash and cash equivalents arose primarily as a result of the net proceeds of our offering and from the success of our deposit gathering efforts. The combination of offering proceeds and a successful deposit gathering program exceeded the pace of our redeployment into investment and loan products and resulted in the increase in cash and cash equivalents.

In addition to the increase in cash and cash equivalents, investment securities held to maturity increased $579 million to $646 million at June 30, 2007 from $67 million at September 30, 2006. This increase reflected our reinvestment of cash equivalents into assets offering slightly higher returns with limited risk of asset life extension, should interest rates increase.

Mortgage loans held for sale decreased $258 million, or 82%, to $57 million at June 30, 2007 from $315 million at September 30, 2007. This reduction reflected the lower amount of loan sales during the nine months ended June 30, 2007 of $839 million as compared to $1.3 billion during the nine months ended June 30, 2006. The reduction reflected the sluggish nature of the current mortgage market. The total amount of our first mortgage loan originations has declined to $1.3 billion during the nine months ended June 30, 2007 from $2.1 billion during the nine months ended June 30, 2006.

Loans, net, comprised primarily of mortgage loans held for investment increased $276 million, or 4%, to $7.75 billion at June 30, 2007 from $7.48 billion at September 30, 2006 as we retained more of our mortgage loan originations in our owned portfolio to accelerate the redeployment of cash and cash equivalents into assets that provide greater yields.

Our investment in Federal Home Loan Bank (FHLB) stock decreased $39 million, or 53%, to $34 million at June 30, 2007, from $73 million at September 30, 2006 as $40.0 million of FHLB stock was redeemed at par. No gain or loss was recognized in connection with this redemption.

Our premises, equipment and software decreased $14 million, or 17%, to $68 million at June 30, 2007 from $82 million at September 30, 2006. The reduction reflected the sale of a commercial building, owned by our subsidiary, Hazelmere of California Limited Partnership, which was leased to an unaffiliated party.

Other assets increased $16 million, or 45%, to $52 million at June 30, 2007 from $36 million at September 30, 2006. The increase reflected $25 million of deferred and prepaid income taxes (primarily deferred income taxes related to our charitable contribution carryforward created in conjunction with the formation of the Third Federal Foundation as a part of our stock offering), offset by an $8 million reduction of our investments in private equity ventures.

Deposits increased $420 million, or 6%, to $7.82 billion at June 30, 2007 from $7.40 billion at September 30, 2006. The increase in deposits resulted from a $546 million increase in high-yield savings accounts (a subcategory of our passbook accounts), which more than offset modest declines in our other deposit products (other passbook accounts, high yield checking and other NOW accounts and certificates of deposit). Our high-yield savings account, the highest tier of which provides a current yield of 5.10%, was redesigned and actively marketed beginning in early March 2007. We have focused on promoting the high-yield savings as well as high yield checking as we believe that these types of deposit products provide a stable source of funds. In addition, our high-yield checking and high-yield savings accounts are expected to reprice in a manner similar to our equity loan products, and therefore assist us in managing interest rate risk.

The $87 million increase in accrued expenses and other liabilities, to $113 million at June 30, 2007 from $26 million at September 30, 2006 primarily reflects the in transit status of $78 million of real estate tax payments which had been collected from borrowers and are being remitted to various taxing agencies.

Shareholders’ equity increased $948 million, to $1.96 billion at June 30, 2007 from $1.01 billion at September 30, 2006. Of this increase, $936 million reflects the impact of our April 20, 2007 public offering and $11 million reflects our net income during the nine month period.

TFS Financial Corporation is the holding company of Third Federal Savings and Loan Association of Cleveland, Ohio, which operates out of 31 offices in Ohio and 14 offices in Florida. The Company’s initial public offering closed on April 20, 2007, and trading began on the NASDAQ stock exchange on Monday, April 23, 2007, under the symbol TFSL.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share data)

	June 30, 2007	September 30, 2006
Cash and due from banks	$62,675	$42,021
Interest bearing deposits at other financial institutions	18,593	122,006
Federal funds sold	1,026,000	88,900

Cash and cash equivalents	1,107,268	252,927
Investment securities:
Available for sale (amortized cost $59,859 and $64,753, respectively)	58,982	63,655
Held to maturity (fair value $642,028 and $67,386, respectively)	646,213	67,319
Mortgage loans held for sale, at lower of cost or market	57,326	314,956
Loans held for investment, net:
Mortgage loans	7,778,466	7,487,975
Other loans	16,960	28,469
Deferred loan fees, net	(18,818)	(18,698)
Allowance for loan losses	(23,814)	(20,705)

Loans, net	7,752,794	7,477,041

Mortgage loan servicing assets, net	41,740	40,366
Federal Home Loan Bank stock, at cost	34,231	73,125
Real estate owned	8,663	6,895
Premises, equipment, and software, net	68,305	82,067
Accrued interest receivable	44,962	41,994
Bank owned life insurance contracts	143,654	139,260
Other assets	52,235	35,962

TOTAL ASSETS	$10,016,373	$8,595,567

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$7,821,140	$7,401,077
Federal Home Loan Bank advances	25,103	25,103
Borrowers’ advances for insurance and taxes	16,489	38,279
Principal, interest, and related escrow owed on loans serviced	60,314	74,910
Accrued expenses and other liabilities	112,901	26,184
Deferred income taxes	20,223	17,420

Total liabilities	8,056,170	7,582,973

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized as of June 30, 2007, 300,000,000 shares authorized as of September 30, 2006; 332,318,750 shares issued and outstanding as of June 30, 2007, 1,000 shares issued and outstanding of September 30, 2006	3,323	—
Paid-in capital	1,667,575	627,979
Unallocated ESOP shares	(106,530)	—
Retained earnings—substantially restricted	406,453	395,892
Accumulated other comprehensive loss	(10,618)	(11,277)

Total shareholders’ equity	1,960,203	1,012,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,016,373	$8,595,567

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2007	2006	2007	2006
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$116,088	$121,175	$347,653	$349,469
Investment securities available for sale	624	740	1,984	2,354
Investment securities held to maturity	7,235	921	12,623	2,896
Federal funds sold	15,370	11	26,898	20
Other interest earning assets	797	1,062	3,209	3,176

Total interest income	140,114	123,909	392,367	357,915

INTEREST EXPENSE:
Deposits	87,029	70,451	250,215	199,476
Federal Home Loan Bank advances	310	3,693	933	9,401

Total interest expense	87,339	74,144	251,148	208,877

NET INTEREST INCOME	52,775	49,765	141,219	149,038
PROVISION FOR LOAN LOSSES	2,100	1,005	6,350	2,950

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	50,675	48,760	134,869	146,088

NON-INTEREST INCOME:
Fees and service charges	6,481	5,735	18,840	16,873
Loss on the sale of loans	(630)	(9,188)	(995)	(18,699)
Increase in and death benefits from bank owned life insurance contracts	1,595	1,515	4,720	4,754
Net income on private equity investments	1,293	912	4,630	1,160
Other	5,442	2,618	10,505	7,367

Total non-interest income	14,181	1,592	37,700	11,455

NON-INTEREST EXPENSE:
Salaries and employee benefits	17,956	14,945	54,275	46,017
Marketing services	3,353	2,792	10,055	7,982
Office property, equipment and software	5,018	4,440	14,393	13,635
Federal insurance premium	591	580	1,749	1,722
State franchise tax	841	985	2,655	2,894
Contribution to charitable foundation	55,000	—	55,000	—
Other operating expenses	5,898	4,907	16,988	13,779

Total non-interest expense	88,657	28,649	155,115	86,029

INCOME(LOSS) BEFORE INCOME TAXES	(23,801)	21,703	17,454	71,514

INCOME TAX EXPENSE(BENEFIT)	(6,544)	7,004	6,893	23,234

NET INCOME(LOSS)	$(17,257)	$14,699	$10,561	$48,280

Earnings(loss) per share—primary and fully diluted	$(0.06)	$0.06	$0.04	$0.21

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

	Three Months Ended June 30, 2007				Three Months Ended June 30, 2006
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance		Interest Income/ Expense	Yield/ Cost(a)
	(Dollars in thousands)
Interest-earning assets:
Cash on hand and in banks	$17,754	$242		5.45%	$6,284		$43	2.74%
Federal funds sold	1,173,324	15,370		5.24%	904		11	4.87%
Investment securities	61,055	643		4.21%	39,941		381	3.82%
Mortgage-backed securities	528,748	7,216		5.46%	106,009		1,280	4.83%
Loans	7,698,883	116,088		6.03%	8,221,397		121,175	5.90%
Federal Home Loan Bank stock	34,231	555		6.49%	71,232		1,019	5.72%

Total interest-earning assets	9,513,995	140,114		5.89%	8,445,767		123,909	5.87%

Noninterest-earning assets	341,012				365,291

Total assets	$9,855,007				$8,811,058

Interest-bearing liabilities:
NOW accounts	$1,616,065	16,472		4.08%	$1,515,732		13,832	3.65%
Passbook savings and subscription proceeds	919,609	6,277		2.73%	371,580		862	0.93%
Certificates of deposit	5,402,340	64,280		4.76%	5,367,688		55,757	4.16%
FHLB advances	25,104	310		4.94%	366,728		3,693	4.03%

Total interest-bearing liabilities	7,963,118	87,339		4.39%	7,621,728		74,144	3.89%

Noninterest-bearing liabilities	85,000				174,885

Total liabilities	8,048,118				7,796,613
Shareholder’s equity	1,806,889				1,014,445

Total liabilities and shareholder’s equity	$9,855,007				$8,811,058

Net interest income		$52,775					$49,765

Interest rate spread (b)				1.50%				1.98%

Net interest-earning assets (c)	$1,550,877				$824,039

Net interest margin (d)		2.22	% (a)		2.36	% (a)

Average interest-earning assets to average interest-bearing liabilities	119.48%				110.81%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS

	Nine Months Ended June 30, 2007				Nine Months Ended June 30, 2006
	Average Balance	Interest Income/ Expense		Yield/ Cost(a)	Average Balance	Interest Income/ Expense		Yield/ Cost(a)
	(Dollars in thousands)
Interest-earning assets:
Cash on hand and in banks	$15,204	$591		5.18%	$7,560	$162		2.86%
Federal funds sold	684,692	26,898		5.24%	580	20		4.60%
Investment securities	52,027	1,548		3.97%	40,532	1,134		3.73%
Mortgage-backed securities	327,618	13,059		5.31%	118,273	4,117		4.64%
Loans	7,680,778	347,653		6.04%	8,044,823	349,469		5.79%
Federal Home Loan Bank stock	58,368	2,618		5.98%	70,233	3,013		5.72%

Total interest-earning assets	8,818,687	392,367		5.93%	8,282,001	357,915		5.76%

Noninterest-earning assets	335,880				367,167

Total assets	$9,154,567				$8,649,168

Interest-bearing liabilities:
NOW accounts	$1,661,553	50,948		4.09%	$1,432,016	36,067		3.36%
Passbook savings and subscription proceeds	560,322	8,306		1.98%	392,026	2,731		0.93%
Certificates of deposit	5,462,386	190,961		4.66%	5,341,751	160,678		4.01%
FHLB advances	25,104	933		4.96%	330,010	9,401		3.80%

Total interest-bearing liabilities	7,709,365	251,148		4.34%	7,495,803	208,877		3.72%

Noninterest-bearing liabilities	157,987				155,971

Total liabilities	7,867,352				7,651,774
Shareholder’s equity	1,287,215				997,394

Total liabilities and shareholder’s equity	$9,154,567				$8,649,168

Net interest income		$141,219				$149,038

Interest rate spread (b)				1.59%				2.05%

Net interest-earning assets (c)	$1,109,322				$786,198

Net interest margin (d)		2.14	% (a)			2.40	% (a)

Average interest-earning assets to average interest-bearing liabilities	114.39%				110.49%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.